Exhibit 10.19
MARKETING SERVICES AGREEMENT

THIS MARKETING SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of December 1, 2012 (the “Effective Date”) by and among Stacked Digital, LLC a Washington limited liability company (“Stacked”), with its officers at 80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281 and WAT Works, LLC a Utah limited liability company (“WAT Works”), with its primary place of business located at 4525 South 2300 East, Suite 150, Holladay, UT 84117.

WHEREAS, Stacked is an owner and marketer of online products and services.

WHEREAS, WAT Works is experienced in the development and online marketing of health and wellness related consumer products.

NOW THERFORE, Stacked desires to engage WAT Works and WAT Works agrees to be engaged by and assist Stacked in developing and marketing a line of health and wellness related consumer products and services (the “Services”) as may be defined and agreed to by the Parties from time to time either verbally or in writing and WAT Works agrees to provide such Services to Stacked.  Both Parties agree the Services are to be provided on an exclusive basis and that WAT Works will provide no other such services to any other clients.

In exchange for the exclusive Services provided to Stacked, Stacked agrees to pay WAT Works for all direct costs incurred in delivering the Services.  WAT Works will invoice Stacked for Services and all such invoices shall be due and payable within 30 days.

Stacked and WAT Works shall, from time to time, jointly develop an estimated monthly budget for the Services.  Stacked shall review and approve such budgets on a timely basis and WAT Works shall put forth best efforts to maintain expenditures within a reasonable range of the most recently approved monthly budget then in effect.

Term

The initial term of this Agreement shall run on a month-to-month basis.

Cancellation

Either party may cancel this agreement for any reason at any time.

Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the Effective Date.

Stacked, LLC

By:
Name:   Michael J. Schifsky
Title:     CFO

WAT Works, LLC

Name:   Chris Armstrong
Title:     Member